Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), dated as of June 16, 2015 (the “Effective Date”), is hereby entered into by and between FBR & Co., a Virginia corporation with its principal place of business at 1001 19th Street North, Arlington, Virginia 22209 (“FBR” or the “Company”), and Richard J. Hendrix (the “Executive”).

WHEREAS, the Executive currently serves as the Chairman of the Board of Directors, President and Chief Executive Officer of the Company pursuant to an Employment Agreement by and between the Executive and the Company, dated as of December 13, 2012 (the “Prior Agreement”); and

WHEREAS, the Company and the Executive wish to continue the Executive’s employment relationship with FBR on the terms set forth below in this Agreement:

Accordingly, the parties hereto agree as follows:

1. Term. The Company hereby agrees to continue to employ the Executive, and the Executive hereby accepts such employment, for a term commencing as of the Effective Date and continuing until December 31, 2018, unless sooner terminated in accordance with the provisions of Section 4 or Section 5 (the period during which the Executive is employed under this Agreement hereinafter referred to as the “Term”). Notwithstanding the foregoing, upon a Change in Control (as defined below), the Term shall automatically be renewed so that the Term is not less than two (2) years from the effective date of such Change in Control.

2. Position/Duties. During the Term, the Executive shall be employed as Chief Executive Officer of the Company and shall report only to the Company’s Board of Directors (the “Board of Directors”). Executive is a Member of the Board of Directors on the Effective Date, and during the Term the Board of Directors shall nominate the Executive for re-election as a member of the Board of Directors at the expiration of each then-current term. The Executive shall faithfully perform for the Company the duties of said position and shall perform such other duties of an executive, managerial or administrative nature as shall be reasonably commensurate with his position and specified and designated from time to time by the Board of Directors, including but not limited to serving as an officer and/or director of one or more subsidiaries of the Company from time to time. The Executive shall devote all of his business time and efforts to the performance of his duties hereunder. The Executive shall have the right to engage in various activities outside of his employment with the Company, including charitable and community activities and making personal investments that do not constitute corporate opportunities and, with the approval of the Board of Directors, serving as a director of one or more other companies (other than any directorships in effect as of the Effective Date, which shall not require such approval) so long as such activities do not interfere with the Executive’s ability to perform his duties hereunder.

3. Compensation and Benefits.

3.1. Annual Salary. The Company shall pay the Executive during the Term a base salary at a minimum rate of $750,000 (Seven Hundred Fifty Thousand United States Dollars and no/100s) per annum (the “Annual Salary”), in accordance with the customary payroll practices of the Company applicable to senior executives. The Compensation Committee of the Board of Directors (the “Compensation Committee”) may, in its sole discretion, periodically increase the amount of the Annual Salary (but not decrease such amount, except in connection with across-the-board salary reductions generally applicable to the Company’s executive management team). For purposes of this Agreement, the Annual Salary as increased or decreased from time to time shall constitute the “Annual Salary” as of the time of the change.

3.2. Eligibility for Incentive Plans. During the Term, the Executive shall be eligible to participate in any performance bonus plans or programs or long-term incentive or equity-based incentive compensation plans or programs of the Company as in effect from time to time and in which the Company’s executive management team is generally eligible to participate, including the Company’s 2013 Performance Share Unit Plan (or any successor plan).

3.3. Benefits—In General. During the Term, the Executive shall be permitted to participate in any group life, hospitalization or disability insurance plans, health programs, retirement plans, fringe benefit programs and other benefits or insurance plans that may be available to other senior executives of the Company generally in accordance with the terms of such plans or programs as in effect from time to time.

3.4. Expenses—In General. The Company shall pay or reimburse the Executive for all ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by the Executive during the Term in the performance of the Executive’s services under this Agreement, in accordance with the Company’s policies regarding such reimbursements as in effect from time to time. During the Term, the Company shall reimburse reasonable fees and expenses incurred by the Executive for participation in professional and trade associations and reasonable expenses incurred in connection with business development and client entertainment activities. In addition, the Company will reimburse the Executive for the reasonable attorneys’ fees incurred by him relating to the negotiation and documentation of this Agreement, subject to a maximum of $5,000. Payments and reimbursement under this Section 3.4 shall be made no later than March 15 of the calendar year following the year in which the Executive incurred the expense.

4. Termination due to Death or Disability.

4.1. Date of Termination due to Death or Disability. If the Executive dies during the Term, the Term of this Agreement and the Executive’s employment with the Company shall terminate effective immediately as of the date of the Executive’s death, and the obligations of the Company to or with respect to the Executive shall terminate in their entirety upon such date except as otherwise provided under this Section 4. If, during the Term, the Executive is unable to perform substantially and continuously the duties assigned to him due to a disability (as such term is defined or used for purposes of the Company’s long-term disability plan then in effect, or, if no such plan is in effect, by virtue of ill health or other disability for more than one hundred eighty (180) consecutive or non-consecutive days out of any consecutive twelve (12)-month period) (“Disability”), the Company shall have the right, to the extent permitted by law, to terminate the employment of the Executive upon thirty (30) days’ advance notice in writing to the Executive, and the Term of this Agreement and the Executive’s employment with the Company shall terminate effective on the thirtieth (30th) day after delivery of such notice, and the obligations of the Company to or with respect to the Executive shall terminate in their entirety upon such date except as otherwise provided under this Section 4.

4.2. Obligations of the Company upon Termination due to Death or Disability. Upon termination of the Term of this Agreement and the Executive’s employment with the Company due to the Executive’s death or Disability, the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall be entitled to receive the following payments and benefits at the times specified below (subject to Section 7):

(a) (i) an amount equal to the sum of (A) any Annual Salary actually earned under this Agreement prior to the date of termination, (B) any accrued paid time off to the extent not theretofore paid, and (C) reimbursement for business expenses incurred prior to the date of termination in accordance with the Company’s policies or Section 3.4, which amount shall be paid within thirty (30) days of the date of termination, and (ii) the annual incentive amount (if any) earned, but not yet paid to the Executive prior to the date of termination, under any bonus plan of the Company in which the Executive participated for the completed fiscal year of the Company prior to the date of termination as determined by the Compensation Committee, with such amount to be paid in cash at such time as the Company otherwise makes incentive payments for such fiscal year to the executive management team (and in all events no later than March 15th of the year following the year in which the date of termination occurs) (the amounts in clauses (i) and (ii) referred to collectively as the “Accrued Obligations”);

(b) all outstanding and unvested incentive equity or equity-based awards and long-term incentive awards held by the Executive shall immediately vest and any time-based forfeiture restrictions on incentive equity or equity-based awards held by Executive shall immediately lapse; provided that any awards that vest based on the achievement of performance goals shall vest and be earned only upon achievement of the applicable performance goals or objectives (but disregarding any requirement for the Executive’s continued employment); provided, further, that if the applicable plan or award agreement provides more beneficial treatment to the Executive and specifically provides that it supersedes the treatment under this Section 4.2(b), the more beneficial treatment in the applicable plan or award agreement shall apply; and provided, further, that notwithstanding the foregoing, in the event of a Change in Control, the terms of the applicable plan and award agreements relating to a Change in Control shall apply if such provision is more beneficial to the Executive (with settlement of any such outstanding award that constitutes nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to occur only if such Change in Control is a “change in control event” as defined in Treasury Regulation §1.409A-3(i)(5));

(c) a pro-rata actual annual incentive payment in respect of the fiscal year of the Company in which the date of termination occurs equal to the product of (i) the amount determined by the Compensation Committee pursuant to the terms of the applicable annual incentive plan of the Company in which the Executive was eligible to participate for such fiscal year based on the Company’s actual performance for the fiscal year of the Company in which the date of termination occurs on the same basis as annual incentives are determined for active members of the senior management team of the Company, and (ii) a fraction, the numerator of which is the number of days elapsed in the fiscal year of the Company in which occurs the date of termination through the date of termination, and the denominator of which is 365 (such amount the “Pro-Rata Incentive Award”), with such amount to be paid in cash at such time as the Company otherwise makes incentive payments for such fiscal year to the executive management team (and in all events no later than March 15th of the year following the year in which the date of termination occurs); and

(d) all rights and benefits under any retirement or other benefit plan or program (in accordance with their terms and conditions) that are vested or to which the Executive is otherwise entitled as of the date of termination (the “Other Benefits”).

Except as provided in this Section 4.2, the Executive shall have no further rights to any other compensation or benefits under this Agreement on or after any termination of the Executive’s employment pursuant to this Section 4, and any unvested rights, benefits or incentive awards shall be forfeited as of the date of termination.

4.3. Effect of Termination on Other Positions. Upon any termination under this Section 4, the Executive shall be deemed to have resigned from all positions he then holds with the Company and any of its subsidiaries, and the Executive agrees to execute such documents and take such other actions as the Company may request to reflect such resignation.

5. Obligations of the Company upon Certain Terminations of Employment (Other than Due to Death or Disability).

5.1. Termination by the Company for Cause; Termination by the Executive without Good Reason. During the Term, the Company may terminate the Term of this Agreement and the Executive’s employment with Cause, and the Executive may terminate the Term of this Agreement and his employment without Good Reason.

(a) Definition of Cause. For purposes of this Agreement, “Cause” shall mean the Executive’s:

(i)	conviction of, indictment for or formal admission to or plea of nolo contendere with respect to, a felony or a crime of moral turpitude, dishonesty, breach of trust, fraud, misappropriation, embezzlement or unethical business conduct (but only if the Board of Directors reasonably determines, after considering all related facts and circumstances, that such indictment, conviction or plea has materially and adversely affected or is reasonably likely to materially and adversely affect the Company’s business or reputation), or any crime involving the Company;

(ii)	continued willful misconduct or willful or gross neglect in the performance of his duties hereunder, following written notice of such misconduct or neglect and failure to remedy such misconduct or neglect within fifteen (15) days after delivery of such notice; provided, however, that the Board of Directors shall have the discretion (A) to require a remedial period that is shorter than fifteen (15) days to remedy certain misconduct or neglect that the Board of Directors reasonably determines can be remedied in less than fifteen (15) days or (B) to offer no opportunity to remediate conduct or neglect that the Board of Directors reasonably determines to be incapable of being cured;

(iii)	continued failure to materially adhere to the clear directions of the Company, to adhere to the Company’s written policies, or to devote substantially all of his business time and efforts to the Company in accordance with and subject to the provisions of Section 2 hereof, and failure to cure such failure within fifteen (15) days after delivery of written notice of such failure; provided, however, that the Board of Directors shall have the discretion (A) to require a remedial period that is shorter than fifteen (15) days to remedy certain failures that the Board of Directors reasonably determines can be remedied in less than fifteen (15) days or (B) to offer no opportunity to remediate failures that the Board of Directors reasonably determines to be incapable of being cured;

(iv)	continued failure to substantially perform the duties properly assigned to the Executive by the Company (other than any such failure resulting from his Disability) and failure to cure such failure within fifteen (15) days after delivery of written notice of such failure; provided, however, that the Board of Directors shall have the discretion (A) to require a remedial period that is shorter than fifteen (15) days to remedy certain failures that the Board of Directors reasonably determines can be remedied in less than fifteen (15) days or (B) to offer no opportunity to remediate failures that the Board of Directors reasonably determines to be incapable of being cured; or

(v)	material and willful breach of any of the terms and conditions of this Agreement and failure to cure such breach within fifteen (15) days following written notice from the Company specifying such breach; provided, however, that the Board of Directors shall have the discretion (A) to require a remedial period that is shorter than fifteen (15) days to remedy certain breaches that the Board of Directors reasonably determines can be remedied in less than fifteen (15) days or (B) to offer no opportunity to remediate breaches that the Board of Directors reasonably determines to be incapable of being cured.

(b) Obligations of the Company upon Termination by the Company for Cause or Termination by the Executive without Good Reason. If, during the Term, the Company terminates the Executive for Cause, or the Executive terminates his employment and the termination by the Executive is not for Good Reason in accordance with Section 5.2 hereof, the Term of this Agreement and the Executive’s employment with the Company shall terminate immediately in the case of a termination by the Company for Cause and on the thirtieth (30th) day following the date the Executive provides the Company with written notice of his termination other than for Good Reason (or such earlier date as the Company and the Executive may agree), and the Executive shall be entitled to receive the Accrued Obligations and the Other Benefits, as provided and at the times set forth in Section 4.2 above. The Executive shall have no further rights to any other compensation or benefits under this Agreement on or after any termination of the Executive’s employment pursuant to Section 5.1, and any unvested rights, benefits or incentive awards shall be forfeited as of the date of termination.

(c) Effect of Termination on Other Positions. Upon any termination under Section 5.1, the Executive shall resign from all positions he then holds with the Company and any of its subsidiaries, and the Executive agrees to execute such documents and take such other actions as the Company may request to reflect such resignation.

5.2. Termination by the Company without Cause; Termination by the Executive for Good Reason. During the Term, the Company may terminate the Term of this Agreement and the Executive’s employment without Cause, and the Executive may terminate the Term of this Agreement and his employment for Good Reason.

(a) Definition of Good Reason. For purposes of this Agreement, “Good Reason” shall mean:

(i)	a “Change in Control” of the Company (as that term is defined in the Company’s then-current long-term incentive plan), followed within two (2) years following the Change in Control by any demotion of the Executive from his position as set forth in Section 2 or any material diminution in the Executive’s authority, duties and responsibilities (including the Executive ceasing to report only to the Board of Directors), or the assignment to the Executive of duties materially inconsistent with the Executive’s position with the Company as set forth in Section 2; provided, however, that any merger or business combination of the Company solely with any affiliate of the Company shall not be deemed to be a Change in Control for purposes of this Agreement;

(ii)	a reduction of more than ten percent (10%) in the Annual Salary of the Executive (except any such reduction that is part of across-the-board salary reductions generally applicable to the Company’s executive management team);

(iii)	any demotion of the Executive from his position as set forth in Section 2 or any material diminution in the Executive’s authority, duties and responsibilities (including the Executive ceasing to report only to the Board of Directors); provided that, in no event shall the assignment by the Board of Directors prior to a Change in Control of a portion of the Executive’s duties to a member of the senior management team who reports directly to the Executive constitute (or serve as a basis for the Executive to claim) Good Reason under this clause (iii); or

(iv)	the failure of the Board of Directors to nominate the Executive for re-election as a member of the Board of Directors at the expiration of each then-current term.

In order to invoke a termination for Good Reason, the Executive shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (i) through (iv) within thirty (30) days following the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and the Company shall have thirty (30) days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition if such condition is reasonably subject to cure. In the event that the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, the Executive’s “separation from service” (within the meaning of Section 409A of the Code) must occur, if at all, within thirty (30) days following such Cure Period in order for such termination as a result of such condition to constitute a termination for Good Reason.

(b) Obligations of the Company upon Termination by the Company without Cause or a Termination by the Executive for Good Reason. If, during the Term, the Company terminates the Executive’s employment without Cause, or the Executive terminates his employment for Good Reason, the Term of this Agreement and the Executive’s employment with the Company shall terminate on the thirtieth (30th) day following the date the Company or the Executive, as applicable, provides the Company with written notice of termination (or such earlier date as the Company and the Executive may agree), and the Executive shall be entitled to receive the following payments and benefits at the times specified below, subject to Section 5.3 and Section 7:

(i)	the Accrued Obligations and the Other Benefits, as provided and at the times set forth in Section 4.2 above;

(ii)

an amount equal to the product of (A) two (2) and (B) the amount equal to the the sum of the Annual Salary paid to the Executive (including any amounts deferred) and the average of the annual incentive bonuses earned by the Executive under the Company’s annual incentive compensation plan (including any annual incentive bonus amounts that were earned but deferred or that were satisfied through the grant of equity awards) with respect to the three (3) completed fiscal years of the Company preceding the date of termination (the “Average Annual Incentive”) (which product shall, in the case of such a termination of employment occurring prior to a Change in Control, be no less than $3.5 million and no more than $5 million), with such amount to be paid in equal installments during the twelve (12)-month period following the date of termination in accordance with the Employer’s regular payroll practices for the executive officers of the Company, with the first payment to be made on the first payroll date immediately following the sixty-first (61st) day after the date of termination (with accrued and unpaid installments from the date of termination to be paid on the payroll date on which the first installment is paid) and the last installment to be paid on the payroll date on or immediately following the date that is twelve (12) months after the date of termination; provided, however, if the date of termination occurs within two (2) years following a Change in Control (which is a “change in control event” as defined in Treasury Regulation §1.409A-3(i)(5)), the amount described in this subsection (ii) shall be calculated with each component based on the greater of the Executive’s Annual Salary and Average Annual Incentive as of the date of the Change in Control or the date of termination and, for the avoidance of doubt, without regard to the $3.5 million minimum or the $5 million maximum described above, and shall be paid in a single lump sum payment on the first payroll date immediately following the sixty-first (61st) day after the date of termination;

(iii)	an amount equal to the Pro-Rata Incentive Award, with such amount to be paid in cash at such time as the Company otherwise makes incentive payments for such fiscal year to the executive management team (and in all events no later than March 15th, of the year following the year in which the date of termination occurs);

(iv)	(A) all unvested incentive equity or equity-based awards held by Executive, including any performance-based cash or equity-based awards that are not intended to qualify as “performance based compensation” under Section 162(m) of the Code, shall immediately vest and any time-based forfeiture restrictions on incentive equity or equity-based awards held by Executive shall immediately lapse (effective as of the expiration of the revocation period as described in Section 5.3 with respect to the Release Requirement); and (B) unvested incentive equity or equity-based awards that are intended to qualify as “performance based compensation” under Section 162(m) of the Code shall vest and be earned only upon achievement of the applicable performance goals or objectives (but disregarding any requirement for the Executive’s continued employment); provided, however, that notwithstanding the foregoing, in the event of a Change in Control, the terms of the applicable plan and award agreements relating to a Change in Control shall apply if such provision is more beneficial to the Executive (with settlement of any such outstanding award that constitutes nonqualified deferred compensation subject to Section 409A of the Code to occur only if such Change in Control is a “change in control event” as defined in Treasury Regulation §1.409A-3(i)(5)); and

(v)	for a period of three (3) years after the date of termination, continued coverage of the Executive and his “qualified beneficiaries” (as defined in

Section 4980B of the Code (“COBRA”) under the group health plans of the Company that the Executive and his qualified beneficiaries would have been eligible to receive in the absence of such termination of employment, at the Company’s expense and with any such deemed premiums to be imputed as income to the Executive to the extent the Company determines to be necessary; provided that the Company shall in no event be required to provide such coverage under the Company’s plans pursuant to COBRA after such time as the Executive or the qualified beneficiary, as applicable, is no longer eligible for continued coverage under COBRA. For the portion of such three (3)-year period after the Executive or a qualified beneficiary is no longer eligible to receive continuing coverage under the Company’s group health plans under COBRA, the Company shall reimburse the health insurance premiums incurred by the Executive under a private health insurance plan that provides substantially similar benefits for the Executive and his qualified beneficiaries and is reasonably acceptable to the Company. Notwithstanding the foregoing, the Company shall in no event be required to provide or reimburse the cost of any benefits otherwise required by this clause (v) after such time as the Executive or the qualified beneficiary, as applicable, becomes entitled to receive benefits of the same type from another employer’s health care plan. Any reimbursement of premiums under this clause (v) shall be made in arrears on the first (1st) business day of each calendar quarter, subject to the Executive’s providing the Company with evidence of continuing coverage under any such private plan.

Except as provided in Section this 5.2, the Executive shall have no further rights to any other compensation or benefits under this Agreement on or after any termination of the Executive’s employment pursuant to this Section 5.2, and any unvested rights, benefits or incentive awards shall be forfeited as of the date of termination.

(c) Effect of Termination on Other Positions. Upon any termination under this Section 5.2, the Executive shall resign from all positions he then holds with the Company and any of its subsidiaries, and the Executive agrees to execute such documents and take such other actions as the Company may request to reflect such resignation.

5.3. Condition to Rights and Benefits of Executive. All rights and benefits to which the Executive may be entitled under Section 5.2 (other than the Accrued Obligations and the Other Benefits) shall be subject to the Executive’s continuing performance in all material respects of the covenants of the Executive contained in Section 6 and Section 9.1 of this Agreement and the delivery to the Company of an executed release of claims against the Company and its affiliates in a form substantially similar to the release of claims requested by the Company from other employees in connection with employment terminations (with such updates and modifications as the Company determines are necessary) and the expiration (without the Executive revoking) of any applicable non-revocation period set forth in such release no later than fifty-five (55) days after the date of termination of employment (the “Release Requirement”).

6. Covenants of the Executive.

6.1. Covenant Against Competition; Other Covenants. The Executive acknowledges that (i) the Executive’s work for the Company has given and will continue to give him access to the confidential affairs and proprietary information of the Company, (ii) the covenants and agreements of the Executive contained in this Section 6 are essential to the business and goodwill of the Company, and (iii) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 6. Accordingly, the Executive covenants and agrees that:

(a) Confidentiality. During and after the period of the Executive’s employment with the Company and its affiliates, the Executive shall keep secret and retain in strictest confidence, except in connection with the business and affairs of the Company and its affiliates and as otherwise required by law, all confidential matters relating to the business and affairs of the Company or any of its affiliates learned by the Executive heretofore or hereafter directly or indirectly from the Company or any of its affiliates (the “Confidential Company Information”) and shall not disclose such Confidential Company Information to anyone outside of the Company except as required by law or with the Company’s express written consent and except for Confidential Company Information which is, at the time of receipt, or thereafter becomes, publicly known through no wrongful act of the Executive.

(b) Noncompetition.

(i)	The Executive agrees that during the Term and for a period of twelve (12) months following the termination of the Executive’s employment with the Company either by the Company with or without Cause or by the Executive with or without Good Reason (the “Restricted Period”), the Executive shall not, without the express written consent of the Company, directly or indirectly, anywhere in the United States, own an interest in, join, operate, control or participate in, be connected as an owner, officer, executive, employee, partner, member, manager, shareholder, or principal of or with, or otherwise aid or assist in any manner whatsoever, any corporation or other entity that competes with the Company or its subsidiaries in the capital markets, financial advisory and/or institutional sales and trading business. If the Executive’s employment with the Company is terminated for any reason by the Company or the Executive effective during the two (2) year period immediately following a Change in Control, the restrictions of this Section 6.1(b)(i) shall be limited to (A) those middle market-focused investment banking or brokerage entities that are in direct competition with the Company’s capital markets and/or institutional sales and trading business, and (B) engaging in any activity in any capacity for any corporation or other entity, whether or not competitive with the Company, relating to or involving institutional equity private placement transactions (including transactions under Rule 144A).

(ii)

Notwithstanding the foregoing, the Executive may (A) own up to one percent (1%) of the outstanding stock of a publicly held corporation which is or is affiliated with an entity or person that is in competition with the

Company or its subsidiaries or (B) be an officer, executive, employee, partner, member, manager, shareholder, or principal of or with a private equity fund or a third-party asset management firm.

(c) Nonsolicitation. During the Term and the Restricted Period, (i) the Executive shall not, without the Company’s prior written consent, directly or indirectly, knowingly (A) solicit or encourage to leave the employment or other service of the Company, or any of its affiliates, any employee or independent contractor thereof or (B) hire (on behalf of the Executive or any other person or entity) any employee who has left the employment of the Company or any of its affiliates within the twelve (12)-month period which follows the termination of such employee’s employment with the Company and its affiliates, and (ii) the Executive will not, whether for his own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with the Company’s or any of its affiliates’ relationship with, or endeavor to entice away from the Company or any of its affiliates, any person who during the Term is or was, within the preceding year, a customer or client of the Company or any of its affiliates, nor shall Executive aid or assist in any manner whatsoever any person, firm, corporation or other business in doing any of the things described in clauses (i) or (ii) above.

6.2. Rights and Remedies upon Breach. The Executive acknowledges and agrees that any breach by him of any of the provisions of Section 6.1 (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Executive breaches, or threatens to commit a breach of, any of the provisions of Section 6.1, the Company and its affiliates, in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates under law or in equity (including, without limitation, the recovery of damages) and the cessation of any payments or benefits otherwise provided under Section 5.2 of this Agreement, shall have the right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants.

7. Code Section 409A.

7.1. General. It is intended that this Agreement shall comply with the provisions of Section 409A of the Code or an exemption to Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception, the “separation pay” exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code. In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement. Within the time period permitted under Section 409A of the Code or guidance issued thereunder, the Company may, in consultation with the Executive, modify this Agreement in order to cause the provisions of this Agreement to comply with the requirements of Section 409A of the Code.

7.2. In-Kind Benefits and Reimbursements. Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits that constitute nonqualified deferred compensation under Section 409A provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (a) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement); (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (c) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (d) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

7.3. Delay of Payments. Notwithstanding any other provision of this Agreement to the contrary, if the Executive is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the date of termination), (a) any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is payable on account of the Executive’s separation from service and is otherwise due to the Executive under this Agreement during the six (6)-month period following his separation from service (as determined in accordance with Section 409A of the Code) shall be accumulated and paid to the Executive on the fourteenth (14th) day of the seventh (7th) month following his separation from service (the “Delayed Payment Date”) and (b) in the event any equity compensation awards held by the Executive that vest on account of the Executive’s separation from service constitute nonqualified deferred compensation within the meaning of Section 409A of the Code, the delivery of shares of common stock (or cash) as applicable in settlement of such awards shall be made on the earliest permissible payment date (including the Delayed Payment Date) or event under Section 409A of the Code on which the shares (or cash) would otherwise be delivered or paid. If the Executive dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of his estate on the first to occur of the Delayed Payment Date or thirty (30) days after the date of the Executive’s death.

8. Code Section 280G.

8.1. Certain Reductions in Payments. Anything in this Agreement to the contrary notwithstanding, in the event that the Accounting Firm (as defined below) determines that receipt of all Payments (as defined below) would subject the Executive to the tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Agreement Payments (as defined below) to the Executive so that the Parachute Value (as defined below) of all Payments to the Executive, in the aggregate, equals the applicable Safe Harbor Amount (as defined below). Agreement Payments shall be so reduced only if the Accounting Firm determines that the Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Agreement Payments were so reduced. If the Accounting Firm determines that the Executive would not have a greater Net After-Tax Receipt of aggregate Payments if the Agreement Payments were so reduced, the Executive shall receive all Agreement Payments to which the Executive is entitled hereunder. The provisions of this Section 8 shall be the exclusive provisions applicable to the Executive relating to Section 280G of the Code and any provisions relating to Section 280G of the Code contained in any plan of the Company, including Section 11.4 of the 2006 Long-Term Incentive Plan (as amended and restated effective June 30, 2010), will be inapplicable to the Executive.

8.2. Determination by the Accounting Firm. If the Accounting Firm determines that the aggregate Agreement Payments to the Executive should be reduced so that the Parachute Value of all Payments to the Executive, in the aggregate, equals the applicable Safe Harbor Amount, the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 8 shall be binding upon the Company and the Executive and shall be made as soon as reasonably practicable and in no event later than fifteen (15) days following the date of the Executive’s termination of employment.

8.3. Reductions. For purposes of reducing the Agreement Payments to the Executive so that the Parachute Value of all Payments to the Executive, in the aggregate, equals the applicable Safe Harbor Amount, only Agreement Payments (and no other Payments) shall be reduced. The reduction contemplated by this Section 8, if applicable, shall be made by reducing payments and benefits (to the extent such amounts are considered Payments) under the following sections in the following order: (i) Section 5.2(b)(ii) beginning with payments that would be made last in time, (ii) Section 5.2(b)(iii), and (iii) Section 5.2(b)(iv).

8.4. Overpayments; Underpayments. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement that should not have been so paid or distributed (each, an “Overpayment”) or that additional amounts that will have not been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement could have been so paid or distributed (each, an “Underpayment”), in each case, consistent with the calculation of the applicable Safe Harbor Amount hereunder. In the event that the Accounting Firm, based on the assertion of a deficiency by the Internal Revenue Service against the Company or the Executive that the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of the Executive shall be repaid by the Executive to the Company, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that (a) no such repayment shall be required if and to the extent such deemed repayment would not either reduce the amount on which the Executive is subject to tax under Sections 1 and 4999 of the Code or generate a refund of such taxes; and (b) to the extent such repayment would generate a refund of such taxes, the Executive shall only be required to pay to the Company the Overpayment less the amount of tax to be refunded and to transfer the refund of such taxes to the Company when received. In the event that the Accounting Firm, based on controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

8.5. Reasonable Compensation. In connection with making determinations under this Section 8, the Accounting Firm shall take into account the value of any reasonable compensation for services to be rendered by the Executive before or after the change of control, including any noncompetition provisions that may apply to the Executive (whether set forth in this Agreement or otherwise), and the Company shall cooperate in the valuation of any such services, including any non-competition provisions.

8.6. Fees and Expenses. All fees and expenses of the Accounting Firm in implementing the provisions of this Section 8 shall be borne by the Company.

8.7. Certain Definitions. The following terms shall have the following meanings for purposes of this Section 8.

(a) “Accounting Firm” shall mean a nationally recognized certified public accounting firm (which accounting firm shall in no event be the accounting firm for the entity seeking to effectuate such change in control) or other professional services organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code that is selected by the Company (as it exists prior to a change of control) and reasonably acceptable to the Executive for purposes of making the applicable determinations hereunder.

(b) “Agreement Payment” shall mean a Payment paid or payable pursuant to this Agreement.

(c) “Net After-Tax Receipt” shall mean the Present Value of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state, local, and foreign laws, determined by applying the highest marginal rate under Section 1 of the Code and under state, local, and foreign laws that applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate as such Executive shall certify, in the Executive’s sole discretion, as likely to apply to the Executive in the relevant tax year.

(d) “Parachute Value” of a Payment shall mean the present value as of the date of the change in control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Payment.

(e) A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

(f) “Present Value” of a Payment shall mean the economic present value of a Payment as of the date of the change in control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.

(g) “Safe Harbor Amount” means (x) 3.0 times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code, minus (y) $1.00.

9. Miscellaneous.

9.1. Non-Disparagement; Cooperation. The Executive agrees that he will not (except as reasonably required by law), whether during or after the Executive’s employment with the Company, make any statement, orally or in writing, regardless of whether such statement is truthful, nor take any action, that (a) in any way could disparage the Company or any officer, executive, director, partner, manager, member, principal, employee, representative, or agent of the Company, or which foreseeably could or reasonably could be expected to harm the reputation or goodwill of any of those persons or entities, or (b) in any way, directly or indirectly, could knowingly cause, encourage or condone the making of such statements or the taking of such actions by anyone else. In addition, following any termination of employment, the Executive will cooperate with the Company as reasonably requested by the Company regarding any dispute, claim or investigation by, against or involving the Company regarding matters of which the Executive has particular knowledge relating to the period of the Executive’s employment.

9.2. Severability. The Executive acknowledges and agrees that (a) he has had an opportunity to seek advice of counsel in connection with this Agreement and (b) the Restrictive Covenants are reasonable in geographical and temporal scope and in all other respects. If it is determined that any of the provisions of this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

9.3. Duration and Scope of Covenants. If any court or other decision-maker of competent jurisdiction determines that any of the Executive’s covenants contained in this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

9.4. Enforceability; Jurisdiction; Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement (other than a controversy or claim arising under Section 6, and to the extent necessary for the Company or its affiliates, where applicable, to avail itself of the rights and remedies referred to in Section 6.2) that is not resolved by the Executive and the Company (or its affiliates, where applicable) shall be submitted to arbitration in the Washington, D.C. area in accordance with Virginia law and the procedures of the American Arbitration Association. The determination of the arbitrator(s) shall be conclusive and binding on the Company (or its affiliates, where applicable) and the Executive, and judgment may be entered on the arbitrator(s)’ award in any court having jurisdiction.

9.5. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile or electronic transmission, or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, or sent by facsimile or electronic transmission or, if mailed, five (5) days after the date of deposit in the United States mails as follows:

If to the Company, to:

FBR Capital Markets Corporation

1001 19th Street North

Arlington, VA 22209

Attention: General Counsel

If to the Executive, to the address set forth on the signature page hereof.

Any such person may by written notice given in accordance with this Section 9.5 to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

9.6. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto. Effective as of the Effective Date, this Agreement shall supersede and replace the Prior Agreement.

9.7. Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties hereto. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

9.8. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF VIRGINIA WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAW WHICH COULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE COMMONWEALTH OF VIRGINIA.

9.9. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred, pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company; provided, however, that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

9.10. Withholding. The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding it determines to be required by law.

9.11. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two (2) copies hereof each signed by one of the parties hereto.

9.12. Survival. The provisions of Section 6 and any other provisions of this Agreement that expressly impose obligations that survive termination of the Executive’s employment hereunder, and the provisions of this Section 9 to the extent necessary to effectuate the survival of such provisions, shall survive termination of this Agreement and any termination of the Executive’s employment hereunder.

9.13. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

FBR & CO

By:	/s/ Arthur J. Reimers
	Name:	Arthur J. Reimers
	Title:	Lead Outside Director

EXECUTIVE

Signature:	/s/ Richard J. Hendrix
Richard J. Hendrix